UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2020

Caesars Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, Nevada	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 328-0100

Eldorado Resorts, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	ERI	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

At 11:01 a.m., New York City time (the “Effective Time”), on July 20, 2020, Caesars Entertainment, Inc., a Delaware corporation (formerly known as Eldorado Resorts, Inc., a Nevada corporation) (the “Company”), completed its acquisition of Caesars Entertainment Corporation, a Delaware corporation (“Former Caesars”), pursuant to the Agreement and Plan of Merger, dated as of June 24, 2019 (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, the “Merger Agreement”), by and among the Company, Former Caesars and Colt Merger Sub, Inc., a direct wholly owned subsidiary of the Company (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub merged with and into Former Caesars (the “Merger”), with Former Caesars continuing as the surviving corporation and a wholly owned subsidiary of the Company. At the Effective Time, Former Caesars changed its name to “Caesars Holdings, Inc.” Promptly after the Effective Time, the Company converted into a Delaware corporation and changed its name to “Caesars Entertainment, Inc.” In addition, effective as of July 21, 2020, the Company’s ticker symbol on the NASDAQ Stock Market will be changed from “ERI” to “CZR”.

Pursuant to the Merger Agreement, as a result of the Merger, each share of common stock, par value $0.01 per share, of Former Caesars (“Former Caesars Common Stock”) (subject to certain exceptions), converted into the right to receive, at the election of the holders of such shares and subject to the proration procedures described in the Merger Agreement, approximately $12.41 in cash (the “Cash Election Consideration”) or approximately 0.3085 shares of common stock, par value $0.00001 per share, of the Company (“Company Common Stock”) with a value equal to approximately $12.41 in cash (based on the volume weighted average price per share of Company Common Stock for the 10 trading days ending on July 16, 2020) (the “Stock Election Consideration”).

Holders of 271,242,689 shares of Former Caesars Common Stock (including shares tendered via notices of guaranteed delivery) elected to receive the Stock Election Consideration (“Stock Election Shares”), holders of 382,608,319 shares of Former Caesars Common Stock (including shares tendered via notices of guaranteed delivery) elected to receive the Cash Election Consideration (“Cash Election Shares”), and holders of the remaining shares of Former Caesars Common Stock did not make any election (“No Election Shares”). As a result of such elections and in accordance with the proration procedures described in the Merger Agreement (and assuming delivery of shares tendered via notices of guaranteed delivery prior to the expiration of the period for such delivery), at the Effective Time, (a) each holder of Cash Election Shares or No Election Shares will receive the Cash Election Consideration with respect to such holder’s Cash Election Shares and No Election Shares, as applicable, and (b) each holder of Stock Election Shares will receive the Stock Election Consideration with respect to a portion of such holder’s Stock Election Shares and the Cash Election Consideration with respect to the remaining portion of such holder’s Stock Election Shares (such portions to be finally determined upon expiration of the period for delivery of shares tendered via notices of guaranteed delivery). No fractional shares of Company Common Stock will be issued, and holders of shares of Former Caesars Common Stock will receive cash in lieu of any fractional shares of Company Common Stock.

A copy of the Company’s press release dated July 20, 2020, announcing the consummation of the Merger, is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits:

Exhibit No.	Description

99.1	Press Release, dated as of July 20, 2020, of Caesars Entertainment, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2020	CAESARS ENTERTAINMENT, INC.

	By:	/s/ Edmund L. Quatmann, Jr.
Executive Vice President, Chief Legal Officer and Secretary